EXHIBIT 99.2

RIVERHEAD NETWORKS, INC.

ADDENDUM

TO THE 2001 STOCK OPTION AND RESTRICTED STOCK INCENTIVE PLAN

OF

RIVERHEAD NETWORKS, INC.

1.	GENERAL

1.1.	This Addendum (the “Addendum”) shall apply only to Grantees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax. The provisions specified hereunder shall form an integral part of the Riverhead Networks, Inc. 2001 Stock Option and Restricted Stock Incentive Plan (the “Plan”), which applies to the issuance of options to purchase Shares of Company. According to the Plan, options to purchase the Shares may be issued to employees, directors and consultants of the Company or its Affiliates.

1.2.	This Addendum is made in accordance with the provisions of Section 20 of the Plan and shall be effective with respect to Options granted to Israeli Grantees as of January 1, 2003. This Addendum shall comply with the relevant provisions of Amendment No. 132 of the Israeli Tax Ordinance.

1.3.	Immediately following its approval by the Board, this Addendum shall form part of the Plan which relate to options granted to Israeli Grantees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Addendum does not add to or modify the Plan with respect to any other types of Awards.

1.5.	In the event of contradiction, whether explicit or implied, between the provisions of this Addendum and the Plan, the provisions set out in the Addendum shall prevail.

1.6.	Any capitalized terms not specifically defined in this Addendum shall be construed according to the interpretation given to such term in the Plan.

2.	DEFINITIONS

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.3	“Capital Gain Option (CGO)” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder.

2.6	“ITA” means the Israeli Tax Authorities.

2.7	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.8	“Option” means an option to purchase one or more Shares of the Company pursuant to the Plan.

2.9	“Ordinary Income Option (OIO)” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(l) of the Ordinance.

2.10	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance, either as a CGO or an OIO or as otherwise permitted under Section 102.

2.11	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

2.12	“Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.13	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.14	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.15	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF OPTIONS

3.1	The persons eligible for participation in the Plan as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Options

3.2	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3	The grant of Approved 102 Options shall be made under this Addendum which has been adopted by the Board, and shall be conditioned upon the approval of this Addendum by the ITA.

3.4	Approved 102 Options may either be classified as Capital Gain Options (“CGOs”) or Ordinary Income Options (“OIOs”).

3.5	No Approved 102 Options may be granted under this Addendum to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Addendum and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Grantees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

3.6	All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1	Approved 102 Options which shall be granted under this Addendum and/or any Share allocated or issued upon exercise of such Approved 102 Options and/or other Share received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In case the requirements for Approved 102 Options are not met, then the Approved 102 Options shall be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.2	Notwithstanding anything to the contrary, the Trustee shall not release any Share allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any Share allocated or issued upon exercise of such Options.

4.3	With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Grantee shall not sell or release from trust any Shares received upon the exercise of an Approved 102 Option and/or any Shares received subsequently, following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

4.4	With respect to any Approved 102 Option granted under Section 102(c), if the Grantee ceases to be employed by the Company or an Affiliate, the Grantee shall extend to the Company a security or guarantee for the payment of tax due at the time of sale of Common Stock, all in accordance with the provisions of Section 102 and the rules, regulation and orders promulgated thereunder.

4.5	Upon receipt of Approved 102 Option, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Addendum, or any Approved 102 Option or Share granted to him thereunder.

5.	THE OPTIONS

The terms and conditions upon which the Options shall be issued and exercised, shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Addendum. Each Option Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder (with respect to Options granted to Israeli Grantees whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the vesting provisions and the exercise price.

6.	FAIR MARKET VALUE

Without derogating from Section 2.8 of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the CGOs, the fair market value of the Share at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

7.	ASSIGNABILITY AND SALE OF OPTIONS

Notwithstanding any other provision of the Plan and in addition thereto, as long as Options or Shares purchased pursuant thereto are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

8.1.	With regards to Approved 102 Options, the provisions of the Plan and/or the Addendum and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and said provisions and permit shall be deemed an integral part of the Plan and of the Addendum and of the Option Agreement.

8.2.	Any provision of Section 102 and/or said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Addendum or the Option Agreement, shall be considered binding upon the Company and the Grantees.

9.	DIVIDEND

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Grantee and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s incorporation documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

10.	TAX CONSEQUENCES

10.1	Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

10.2	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to the Grantee until all required payments have been fully made.

10.3	With respect to Unapproved 102 Option, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.	GOVERNING LAW & JURISDICTION

This Addendum shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Addendum.

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